Exhibit 5.1

July 18, 2025

GameSquare Holdings, Inc.

6775 Cowboys Way, Ste. 1335

Frisco, TX 75034

Ladies and Gentlemen:

We have acted as counsel to GameSquare Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-3 (the “Registration Statement”), as amended, and the prospectus as part thereof (the “Base Prospectus”) filed with the Securities and Exchange Commission (the “Commission”), on March 4, 2025, amended on May 9, 2025, and declared effective on June 4, 2025, and the Prospectus Supplement, dated July 18, 2025 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Prospectus relates to the sale of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), up to a maximum aggregate amount of $80,500,000 (the “Shares”), which includes 3,500,000 Shares of the Company’s Common Stock that may be sold pursuant to the partial exercise (the “Option Shares”) of an over-allotment option comprised of 7,000,000 Shares (the “Option”), pursuant to an Underwriting Agreement, dated July 17, 2025, among the Company, Lucid Capital Markets, LLC (the “Representative”) and the underwriters party thereto (the “Underwriting Agreement”). With respect to any additional exercise of the Option, we assume a sufficient number of shares of Common Stock will be authorized and available for issuance pursuant to the Company’s articles of incorporation, as amended from time to time.

We have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares and Option Shares offered pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

We hereby consent to the filing of this letter as Exhibit 5.1 to a Current Report on Form 8-K that will be filed by the Company and incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP

BAKER & HOSTETLER LLP